Exhibit 99.1

Calgon Carbon To Restate Financials

          PITTSBURGH, Oct. 30 /PRNewswire-FirstCall/ -- Calgon Carbon Corporation (NYSE: CCC) announced today that its management and the Audit Committee of the board of directors concluded that the company should restate its unaudited financial results for the three months ended March 31, 2006 and for the three and six months ended June 30, 2006 due to errors in the computation of the company’s estimated income taxes for the affected periods.  The company’s management and Audit Committee discussed these conclusions with the company’s independent registered accounting firm, Deloitte & Touche LLP.  Calgon Carbon will file an amended Form 10-Q for the first and second quarters of 2006 as necessary.

          The company believes that the errors were made in the calculation of the company’s tax provision.  The total impact to the previously issued results has not been definitively determined at this point, but it is expected to reduce net income for the three months ended March 31, 2006 and for the three and six months ended June 30, 2006.  The company’s income before income taxes, equity income and minority interest are not expected to have been affected for the periods.

          Resolution of this matter may delay reporting of financial results for the third quarter of 2006.

          Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

          The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  This document contains certain statements that are forward-looking relative to the company’s future strategy and performance.  They involve known and unknown risks and uncertainties that my cause the company’s actual results in future periods to be materially different from any future performance.

SOURCE  Calgon Carbon Corporation
          -0-                                                  10/30/2006
          /CONTACT:  Gail Gerono, vice president, investor relations of Calgon Carbon Corporation, +1-412-787-6795/
          /Web site:  http://www.calgoncarbon.com/
          (CCC)